Exhibit 99.1

Press Release
www.shire.com

Shire to enter European ADHD market with the acquisition of EQUASYM® IR and XL

20 February 2009 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that it has signed an agreement with UCB to acquire the worldwide rights to EQUASYM® IR and XL (methylphenidate hydrochloride) (excluding the USA, Canada and Barbados) used for the treatment of Attention Deficit Hyperactivity Disorder (ADHD).

EQUASYM XL is approved and marketed in 10 countries (outside the USA, Canada, and Barbados), and EQUASYM IR is currently approved and marketed in four countries.  In 2008 the products generated aggregate net sales of €16.9 million in these territories.

This acquisition will broaden the scope of Shire’s ADHD portfolio and will facilitate immediate access to the European ADHD market as well as provide Shire the opportunity to enter additional world markets. EQUASYM will allow Shire to build on its status as the leader in the United States ADHD market with patients and customers in Europe and establishes a solid bridge for Shire’s other ADHD treatments in territories outside of the United States. VYVANSE® (lisdexamfetamine dimesylate), used for the treatment of ADHD in pediatric and adult patients, was launched by Shire in the United States in July 2007 and is in Phase 3 trials in Europe.

As part of this transaction, approximately 20 sales and sales management personnel will transfer to Shire, providing an established sales force for EQUASYM and other potential ADHD products.

Michael Cola, President of Shire’s Specialty Pharmaceuticals business, commented:

“The acquisition of the EQUASYM franchise accelerates the establishment of Shire’s ADHD presence in markets outside of North America. Our expertise and portfolio of ADHD products will provide a strong foundation from which we can offer innovative treatments for adults and children with ADHD.”

Shire will make a cash payment to UCB of €55 million for the acquisition of global rights (ex-USA, Canada and Barbados) on completion of the transaction. The acquisition is expected to be earnings neutral for 2009 and accretive from 2010 on a Non GAAP basis. In addition, small milestone payments may become payable in 2009 and 2010 if certain net sales targets are met. The acquisition is subject to standard closing conditions.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Matthew Cabrey (North America)	+1 484 595 8248

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Notes to editors

About ADHD

ADHD is one of the most common psychiatric disorders in children and adolescents.  Worldwide prevalence of ADHD is estimated at 5.3 percent (with large variability), according to a comprehensive systematic review of this topic published in 2007 in the American Journal of Psychiatry.  In the United States, approximately 7.8 percent of all school-aged children, or about 4.4 million children aged 4 to 17 years, have been diagnosed with ADHD at some point in their lives, according to the U.S. Centers for Disease Control and Prevention (CDC).  The disorder is also estimated to affect 4.4 percent of US adults aged 18-44 (~ 9.8 million) based on results from the National Comorbidity Survey Replication.

ADHD is a psychiatric behavioral disorder that manifests as a persistent pattern of inattention and/or hyperactivity-impulsivity that is more frequent and severe than is typically observed in individuals at a comparable level of development. The specific aetiology of ADHD is unknown and there is no single diagnostic test for this syndrome.  Adequate diagnosis requires the use of medical and special psychological, educational and social resources, utilizing diagnostic criteria such as Diagnostic and Statistical Manual™-IV (DSM-IV) or International Classification of Diseases 10 (ICD-10).

Although there is no “cure” for ADHD, there are accepted treatments that specifically target its symptoms. Standard treatments include educational approaches, psychological, or behavioural modification, and medication.

SHIRE PLC
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical and biopharmaceutical research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; the Company’s ability to successfully integrate its stake in Jerini AG, as well as realize the anticipated benefits of the acquisition; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.